                                                Registration No. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               PERINI CORPORATION
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                  MASSACHUSETTS
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         (State or other jurisdiction of incorporation or organization)

                                   04-1717070
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

              73 MT. WAYTE AVENUE, FRAMINGHAM, MASSACHUSETTS 01701
                                 (508) 628-2000
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 PERINI CORPORATION AMENDED AND RESTATED GENERAL
                           INCENTIVE COMPENSATION PLAN
              PERINI CORPORATION AMENDED AND RESTATED CONSTRUCTION
                    BUSINESS UNIT INCENTIVE COMPENSATION PLAN
              -----------------------------------------------------
                            (Full title of the plans)

                                 DAVID B. PERINI
                             CHAIRMAN AND PRESIDENT
                               PERINI CORPORATION
              73 MT. WAYTE AVENUE, FRAMINGHAM, MASSACHUSETTS 01701
                                 (508) 628-2000
            --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Thomas W. Jackson, Esq.
                            Jacobs Persinger & Parker
                    77 Water Street, New York, New York 10005
                                 (212) 344-1866

                         Calculation of Registration Fee

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
                                                       Proposed
Title of each                                          maximum
class of            Amount         Proposed maximum    aggregate     Amount of
securities to       to be          offering price      offering      registration
be registered       registered(1)  per share(2)        price(2)      fee

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
Common Stock,       235,000        $13.0625            $3,069,687.50   $1,058.43
$1.00 par value

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
(1) This Registration Statement also covers such additional Common Shares as may be issuable under the Perini Corporation Amended and Restated General Incentive Compensation Plan and Perini Corporation Amended and Restated Construction Business Unit Incentive Compensation Plan as a result of the anti-dilution provisions thereof.
(2) Based upon the average of the high and low prices for the shares of Common Stock as reported on the American Stock Exchange Consolidated Reporting System on March 31, 1994. See Rule 457(h). Estimated solely for the purposes of calculating the registration fee.

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     The Prospectus included in this Registration Statement in accordance with
Rule 429 under the Securities Act of 1933, as amended, is a combined prospectus and, in addition to the securities registered hereby, relates to the securities registered in Registration Statement Nos. 33-46961, 33-53190, 33-60654 and 33-70206.

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

     This Registration Statement is registering 235,000 additional shares of Common Stock, $1.00 par value, for issuance pursuant to the Registrant's Amended and Restated General Incentive Compensation Plan and Amended and Restated Construction Business Unit Incentive Compensation Plan.

     The contents of Registration Statement Nos. 33-46961, 33-53190, 33-60654 and 33-70206 on Form S-8 are incorporated herein by reference.

Item 8.   Exhibits

          The following are filed as exhibits to this Registration Statement.

     23   Consent of Arthur Andersen & Co., Independent Public Accountants

     24   Power of Attorney (contained on Signature Page)

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents heretofore filed by Perini Corporation (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated in this Registration Statement by reference:

          (i) the Registrant's Annual Report on Form 10-K for 1993 including the consolidated financial statements and related schedules filed pursuant to Section 13 of the 1934 Act;

          (ii) the Registrant's Proxy Statement, dated April 13, 1994, to be used in connection with the Annual Meeting of Stockholders to be held on May 19, 1994; and

          (iii) the description of Common Stock of the Registrant contained under the caption "Capital Stock to be Registered" in Registrant's Registration Statement on Form 8-A dated May 10, 1973, as supplemented and updated by Registrant's Current Report on Form 8-K (Date of earliest reportable event: September 26, 1988), and Registrant's Current Report on Form 8-K (Date of earliest reportable event: May 17, 1990).

     All reports or other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such reports or documents.

Item 4.   Description of Securities.

          Not applicable.

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Item 5.   Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.

     The Restated Articles of Organization, as amended, of the Registrant provide for the elimination of liability of directors to the Registrant or its stockholders for monetary damages for negligent acts or omissions to the extent permitted by Section 13 of the Business Corporation Law of the Commonwealth of Massachusetts.

     Section 67 of the Business Corporation Law of the Commonwealth of Massachusetts gives corporations the power to indemnify directors, officers, employees and other agents and persons under certain circumstances.

     The By-laws of the Registrant provide for indemnification of officers, directors and certain other corporate representatives for all expenses incurred by them in defense of any proceeding or lawsuit in which they are successful on the merits. In such a situation, the right to receive indemnification is mandatory and does not require an affirmative determination by the Board of Directors.

     The By-laws also authorize indemnification of officers, directors and certain other corporate representatives for expenses and liabilities in cases other than those in which they are successful on the merits, subject to specified conditions. No indemnification shall be provided with respect to any matter as to which an officer, director or corporate representative shall have been adjudicated not to have acted in good faith and in the reasonable belief that his action was in the best interest of the Registrant, or, with respect to a criminal matter, that he had reasonable cause to believe that his conduct was unlawful. No indemnification shall be provided for any director or officer or corporate representative with respect to a proceeding by or in the right of the Registrant in which he is adjudicated to be liable to the Registrant.

     The By-laws provide that if a proceeding is compromised or settled in a manner which imposes a liability or obligation upon a director or officer or corporate representative, no indemnification shall be provided to him with respect to (i) a proceeding by or in the right of the Registrant unless the Board of Directors determines in its discretion that indemnification is appropriate under the circumstances, and (ii) any other type of proceeding if it is determined by the Board of Directors that said director or officer or corporate representative is ineligible to be indemnified under the By-laws of the Registrant.

     The By-laws provide that any indemnification other than mandatory indemnification shall be authorized in each case as determined by the Board of Directors, which may act on the indemnification request notwithstanding that one or more of its members are parties to the proceeding or otherwise have an interest in such indemnification.

     The By-laws also authorize the Registrant to purchase and maintain insurance on behalf of officers and directors against liabilities incurred by them in their capacities as such, whether or not the Registrant would have been able to indemnify them for such liabilities.

     In January 1987, the Registrant established the Perini Corporation Indemnity Trust to assure that independent fiduciaries will administer the indemnification obligations of the Registrant to its directors, officers, employees and agents pursuant to the laws of Massachusetts, its Restated Articles of Organization, as amended, By-laws, and indemnity contracts or agreements. State Street Bank & Trust Company is the trustee. The Perini Corporation Indemnity Trust currently has assets of nominal value but these could be increased at any time.

     The By-laws of the Registrant authorized the Registrant to enter into specific agreements with its officers and directors to indemnify them to the full extent permitted by law. In December 1986, the Board of Directors approved and the Registrant entered into indemnification agreements with each of its directors and certain of its officers. These indemnification agreements were ratified by stockholders at the 1987 Annual Meeting.

     The Registrant has a one-year insurance policy, effective July 1, 1993, with National Union Fire Insurance Company insuring directors and officers against certain liabilities they may incur, including liabilities under the Securities Act of 1933, as amended. This policy contains standard reimbursement provisions to an aggregate limit of $15 million and a corporate retention of $200,000 for expenses reimbursable to the directors and/or officers of the Registrant. The policy contains various reporting requirements and exclusions. The Registrant also has a one-year insurance policy, effective July 1, 1993, with The Fidelity and Casualty Company of New York, insuring directors and officers against certain liabilities in the amount of $5 million excess over the primary coverage.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits

EXHIBIT
NO.       DESCRIPTION

4(a). Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the $21.25 Convertible Exchangeable Preferred Stock.

4(b).     Form of Deposit Agreement, including form of Depositary Receipt.

4(c). Form of Indenture with respect to the 8-1/2% Convertible Subordinated Debentures Due June 15, 2012, including form of Debenture.

4(d). Shareholder Rights Agreement and Certificate of Vote of Directors adopting a Shareholders Rights Plan providing for the issuance of a Series A Junior Participating Cumulative Preferred Stock purchase rights as a dividend to all shareholders of record on October 6, 1988, as amended on May 17, 1990.

23.       Consent of Arthur Andersen & Co., Independent Public Accountants.

24.       Power of Attorney.

Item 9.   Undertakings.

(a)       The Undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered

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

     therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Perini Corporation, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts, on the 4th day of April, 1994.

                                        PERINI CORPORATION

                                        By:  /s/ David B. Perini
                                           ---------------------------
                                             DAVID B. PERINI
                                             Chairman, President and
                                             Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Perini, James M. Markert and Robert E. Higgins, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


   SIGNATURE                        TITLE                         DATE
   ---------                        -----                         ----

/s/ David B. Perini      Chairman, President, Chief         April 4, 1994
- ----------------------   Executive Officer and Director
DAVID B. PERINI          (Principal Executive Officer)

/s/ James M. Markert     Senior Vice President - Finance    April 4, 1994
- ----------------------   and Administration and Director
JAMES M. MARKERT         (Principal Financial Officer)


SIGNATURE                TITLE                              DATE
- ---------                -----                              ----
/s/ Barry R. Blake       Vice President and Controller      April 4, 1994
- ----------------------   (Principal Accounting Officer)
BARRY R. BLAKE

/s/ Richard J. Boushka   Director                           April 4, 1994
- ----------------------
RICHARD J. BOUSHKA

/s/ Marshall M. Criser   Director                           April 4, 1994
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MARSHALL M. CRISER

/s/ Thomas E. Dailey     Director                           April 4, 1994
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THOMAS E. DAILEY

/s/ Albert A. Dorman     Director                           April 4, 1994
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ALBERT A. DORMAN

/s/ Arthur J. Fox, Jr.   Director                           April 4, 1994
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ARTHUR J. FOX, JR.

/s/ Nancy Hawthorne      Director                           April 4, 1994
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NANCY HAWTHORNE

/s/ Marshall A. Jacobs   Director                           April 4, 1994
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MARSHALL A. JACOBS

/s/ Robert M. Jenney     Director                           April 4, 1994
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ROBERT M. JENNEY

/s/ John J. McHale       Director                           April 4, 1994
- ----------------------
JOHN J. McHALE

/s/ Jane E. Newman       Director                           April 4, 1994
- ----------------------
JANE E. NEWMAN

/s/ Bart W. Perini       Director                           April 4, 1994
- ----------------------
BART W. PERINI

/s/ Joseph R. Perini     Director                           April 4, 1994
- ----------------------
JOSEPH R. PERINI


                                INDEX TO EXHIBITS

EXHIBIT
NO.       DESCRIPTION

4(a). Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the $21.25 Convertible Exchangeable Preferred Stock (incorporated by reference to
          Exhibit 4(a) to Registrant's Amendment No. 1 to Form S-2 Registration Statement (No. 33-14434)).

4(b). Form of Deposit Agreement, including form of Depositary Receipt (incorporated by reference to Exhibit 4(b) to Registrant's Amendment No. 1 to Form S-2 Registration Statement (No. 33-14434)).

4(c). Form of Indenture with respect to the 8-1/2% Convertible Subordinated Debentures Due June 15, 2012, including form of Debenture (incorporated by reference to Exhibit 4(c) to Registrant's Amendment No. 1 to Form S-2 Registration Statement (No. 33-14434)).

4(d). Shareholder Rights Agreement and Certificate of Vote of Directors adopting a Shareholders Rights Plan providing for the issuance of a Series A Junior Participating Cumulative Preferred Stock purchase rights as a dividend to all shareholders of record on October 6, 1988 (incorporated by reference to exhibit to Registrant's Current Report on Form 8-K (Date of earliest reportable event: September 26, 1988)), as amended on May 17, 1990 (incorporated by reference to exhibit to Registrant's Current Report on Form 8-K (Date of earliest reportable event: May 17, 1990)).

23.       Consent of Arthur Andersen & Co., Independent Public Accountants.

24.       Power of Attorney (contained on Signature Page).